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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                          --------------------------

                          FORM 8-A/A AMENDMENT NO. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          --------------------------

                           AMERICAN EXPRESS COMPANY
            (Exact Name of Registrant as specified in its Charter)

            New York                                    13-4922250
  (State of incorporation or organization)          (I.R.S. Employer
                                                   Identification No.)

        200 Vesey Street                                   10285
 (Address of principal executive offices)                (zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                       Name of Each Exchange on Which
to be so Registered                       Each Class is to be Registered
--------------------                      ------------------------------
Common Shares,                            New York Stock Exchange
par value $0.20 per share

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. / /

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                               (Title of Class)

ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

        On May 10, 2000, American Express Company (the "Company") effected a 3-for-1 stock split of the Company's issued and unissued common shares, par value $.60 per share. As a result of the stock split, each shareholder of record received two additional shares for each share held and the par value of each share was reduced from $.60 to $.20. Item 1 of the Registration Statement on Form 8-A, dated April 26, 1977, filed with the Securities and Exchange Commission (the "Commission") is hereby amended and restated in its entirety as follows:

            DESCRIPTION OF CAPITAL STOCK OF AMERICAN EXPRESS COMPANY

         Set forth below is a description of the Company's capital stock. The following statements are summaries of, and are subject to the detailed provisions of the Company's Restated Certificate of Incorporation and By-laws and the New York Business Corporation Law.

         The Company is authorized to issue up to 3,600,000,000 Common Shares, par value $.20 per share and up to 20,000,000 Preferred Shares, par value $1.66 2/3 per share. No Preferred Shares are currently outstanding.

         COMMON SHARES
         The rights of the holders of Common Shares are qualified by the rights of the holders, if any, of Preferred Shares. Subject to these prior rights, the holders of Common Shares are entitled to receive such dividends as are declared by the Board of Directors out of funds legally available therefor and to receive ratably on liquidation any assets which remain after payment of liabilities and the liquidation preferences of Preferred Shares. Each Common Share entitles the holder thereof to one vote at all meetings of shareholders, and such votes are noncumulative. The Common Shares are not redeemable, have no subscription or conversion rights and do not entitle the holder thereof to any preemptive rights.

         PREFERRED SHARES
         The Board of Directors of the Company may issue Preferred Shares in series. The Board is authorized to determine the number and designation of each series and the relative rights, preferences and limitations of each series, including dividend, conversion, redemption, liquidation and voting rights. Preferred Shares of all series are of equal rank as to dividends, redemption and liquidation rights.

ITEM 2.  EXHIBITS.

Exhibit No.  Description
-----------  ------------
1 Company's Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3, dated July 31, 1997 (Commission File No. 333-32525)).

2 Company's Certificate of Amendment of the Certificate of Incorporation, dated April 25, 2000 (incorporated by reference to
             Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q (Commission File No. 1-7657) for the quarter ended March 31, 2000).

3 Company's By-laws, as amended through February 23, 1998 (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K (Commission File No. 1-7657) for the fiscal year ended December 31, 1997).

4            Form of certificate for common shares, par value $0.20 per share.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       AMERICAN EXPRESS COMPANY (Registrant)

                                       By:   /s/  Stephen P. Norman
                                           --------------------------
                                           Name:  Stephen P. Norman
                                           Title: Secretary
Date:  June 12, 2000

                                  EXHIBIT INDEX
Exhibit No.  Description
-----------  ------------
1 Company's Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3, dated July 31, 1997 (Commission File No. 333-32525)).

2 Company's Certificate of Amendment of the Certificate of Incorporation, dated April 25, 2000 (incorporated by reference to
             Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q (Commission File No. 1-7657) for the quarter ended March 31, 2000).

3 Company's By-laws, as amended through February 23, 1998 (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K (Commission File No. 1-7657) for the fiscal year ended December 31, 1997).

4            Form of certificate for common shares, par value $0.20 per share.